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                                                                     EXHIBIT 4.6


                                   BELDEN INC.

                        2003 EMPLOYEE STOCK PURCHASE PLAN

         In February 2003, the Board of Directors of Belden Inc. (the "Company") adopted the 2003 Belden Inc. Employee Stock Purchase Plan (the "Plan").

                     SECTION 1. PURPOSE AND OFFERING PERIODS

         1.1 Purpose. The Plan gives employees of the Company and its designated subsidiaries the opportunity to receive the benefits of stock ownership and to acquire an interest in the Company through the purchase of the Company's common stock ("Stock").

         1.2 Offering. Under the Plan, participating employees receive the right to purchase Stock periodically ("Offering"). The Board of Directors of the Company (the "Board") determines from time to time (i) an offering date ("Offering Date") for an Offering (which cannot occur after February 1,2013, the date the Plan expires), and (ii) the date participants may purchase shares under the Offering (the "Exercise Date"). The period in which payroll deductions will be made for participating employees (the "Offering Period") will begin after the Offering Date and end on or before the Exercise Date, provided the Offering Period for Subsequent Employees (as defined in Section 2.2 below) shall not begin until after such employee files the notice of election to participate as provided by Section 4.1 below. An Exercise Date cannot occur later than 27 months after an Offering Date. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

                          SECTION 2. ELIGIBLE EMPLOYEES

         2.1 Eligibility. All persons who on an Offering Date are employees of the Company or of its subsidiary corporations (within the meaning of section 424(f) of the Code) as may be designated prior to such Offering Date by the Board ("Participating Subsidiaries") will be eligible to participate in such Offering except for:

                  (a) directors of the Company or a Participating Subsidiary that are not employees;

                  (b) employees whose customary employment is less than 20 hours per week or for not more than five months in any calendar year;

                  (c) any employee who, if granted an option under the Plan, would immediately after the option is granted own stock equal to five percent or more of the total combined voting power or value of all classes of stock of the Company and of its parent and subsidiary corporations (within the meaning of sections 423(b)(3) and 424(d) of the Code); and



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                  (d) any employee whose right to purchase shares under the Plan
         (and under all other employee stock purchase plans of the Company or its subsidiaries) accrues at a rate that exceeds $25,000 of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time. If an employee would become entitled to purchase a number of shares exceeding such maximum amount, the number of shares available for purchase by the employee shall be reduced by such excess.

         2.2 Subsequent Employees. Any person who becomes an employee of the Company or a Participating Subsidiary after an Offering Date but would otherwise meet the requirements of Section 2.1 above may still participate in the Offering if the employee was employed within ninety (90) days after the Offering Date ("Subsequent Employees").

                           SECTION 3. GRANT OF OPTIONS

         3.1. Grant. For each Offering, participant shall be granted an option to purchase a number of whole shares of stock determined by dividing the amount withheld as payroll deductions (determined in accordance with Section 4.2) by the option price per share of Stock determined in accordance with Section 3.2. The number of shares so determined may be adjusted in accordance with Section 2.1(d) above or Section 5 below.

         3.2. Price. The option price for all shares for which options are granted for an Offering will be:

                  (a) For participants other than a Subsequent Employee, the lesser of:

                           (i) 85% of the mean between the high and low quoted selling prices of Stock on the New York Stock Exchange on the Offering Date, or if there is no such sale on the Offering Date, on the then most recent preceding day on which any such sale occurred; or

                           (ii) 85% of the mean between the high and low quoted selling prices of Stock on the New York Stock Exchange on the Exercise Date, or if there is no such sale on the Exercise Date, on the then most recent preceding day on which any such sale occurred.

                  (b) For participants who are Subsequent Employees, the lesser of:

                           (i) 85% of the mean between the high and low quoted selling prices of Stock on the New York Stock Exchange on the next occurring last day of a calendar quarter after the ninety-day period of Section 2.2 ("Last Calendar Day"), or if there is no such sale on the Last Calendar Day, on the then most recent preceding day on which any such sale occurred; or

                           (ii) 85% of the mean between the high and low quoted selling prices of Stock on the New York Stock Exchange on the



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                                    Exercise Date, or if there is no such sale
                                    on the Exercise Date, on the then most
                                    recent preceding day on which any such sale occurred.

SECTION 4. PARTICIPATION; PAYROLL DEDUCTIONS; AND EXERCISES AND DELIVERY OF
SHARES

         4.1 Participation. An eligible employee may become a participant in an Offering only by completing an election notice provided by the Company and filing it with the Company or its designated representative no later than the date specified by the Company. Unless otherwise adjusted in accordance with rules established by the Compensation Committee of the Board ("Committee") in its sole discretion, payroll deductions for a participant shall be effective for all pay dates occurring during the Offering Period until such election is modified or revoked by the participant or until such participant no longer meets the eligibility requirements of Section 2. A participant may discontinue his participation in an Offering or terminate additional payroll deductions with respect to his participation in such Offering as provided in Section 7.

         4.2 Method of Payment. If a participant wishes to participate in an Offering, then at the time he files his election notice, he shall elect to have deductions made from his Pay at a fixed rate, expressed as a whole number percentage, not to exceed a percent fixed by the Board prior to the Offering. The rate elected by the participant shall be applied uniformly as a deduction against each payment of participant's pay made during the Offering Period, subject to Section 4.1 above. "Pay" means the compensation actually paid to an employee by the Company or a Participating Subsidiary calculated at that employee's base salary or the regular hourly rate of compensation plus any cash incentive compensation or overtime paid to the employee during the period, but excluding compensation payable under a fringe benefit plan. A participant will have one opportunity to reduce his deduction percentage during an Offering Period, subject to the limitation contained herein.

         4.3 Exercise of Options. Unless a participant gives written notice of withdrawal pursuant to Section 7.1 or such participant's payroll deductions are returned in accordance with Section 7.2, his option for the purchase of shares for an Offering will be exercised automatically for him on the Exercise Date of that Offering. The automatic exercise shall, subject to Section 2.1(d) and to
Section 5, be for the purchase of the maximum number of full shares of stock subject to his option which the sum of payroll deductions credited to the participant's account during the Offering Period can purchase at the option price.

         4.4 Delivery. As promptly as practicable after the Exercise Date for an Offering, the Company, at its discretion, will either establish procedures to
(i) deliver the shares purchased upon the exercise of the option to a designated broker selected by the Company to administer and hold shares in individual accounts established for the benefit of each participant or (ii) permit a participant to receive such shares directly. Amounts credited to the participant's account in excess of the amount necessary to pay the option price for the maximum number of full shares subject to his option shall either be refunded to the participant or credited to the participant's account for the next subsequent Offering Period as may be determined by the Company in its discretion. No interest shall be accrued or payable on amounts in a participant's account.



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                       SECTION 5. NUMBER OF SHARES OFFERED

         5.1. Share Reserve. The aggregate number of shares which may be issued under the Plan is 1,200,000 shares of Stock, which shares may be authorized but unissued shares or treasury shares, or both, and the maximum number of shares available for sale for each Offering shall be determined by the Board in its sole discretion, subject in each case to adjustment upon changes in capitalization of the Company as provided in Section 5.2. If the total number of shares for which options are to be exercised for an Offering in accordance with
Section 4 exceeds the number of shares then available under the Plan for such Offering, the Company shall make a pro rata allocation of the shares available based on a fraction, the numerator of which shall be the number of shares with respect to which a participant has an option to purchase for an Offering and the denominator of which shall be the number of all shares with respect to which all participants have options to purchase for an Offering, with rounding down for each participant to the nearest whole number. A participant will not have an interest in shares covered by an option until such option has been exercised.

         5.2. Changes in Capitalization. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in shares of Stock, the Committee shall make an appropriate adjustment to the number and kind of shares at to which outstanding options shall be exercisable and to the option price. No fractional shares shall be issued or optioned in making the foregoing adjustments. All adjustments made by the Committee under this paragraph shall be conclusive and binding on all participants and all persons claiming through participants.

         5.3. Change in Control. If (i) the Company is to be merged into or consolidated with one or more corporations and the Company is not to be the surviving corporation, (ii) the Company is to be dissolved and liquidated, (iii) substantially all of the assets and business of the Company are to be sold, or
(iv) there occurs a "change in control of the Company," then the Board will, with respect to any or all options then outstanding under this Plan, either (a) at any time on or prior to the effective date of such merger, consolidation, dissolution and liquidation, or sale, and, at any time on or after a change in control cause the Exercise Date to be accelerated to a date fixed by the Board ("Acceleration Date") and permit an employee (or his legal representative) to make a lump-sum deposit prior to the Acceleration Date in lieu of the remaining payroll deductions or periodic payments which otherwise would have been made, and upon such Acceleration Date, cancel any unexercised options; or (b) at any time during the 20-day period ending on the effective date of such merger, consolidation, dissolution and liquidation or sale or during the 20-day period beginning on the date of a change in control or, if later, the date the Company has notice thereof, cancel any option in whole or in part by payment in cash to the employee of an amount equal to the excess, but only if the amount is positive, of the fair market value of the Company's Common Stock on the date of said cancellation over the option price per share times the number of shares covered by the option or portion thereof so cancelled. For purposes hereof, a "change in control of the Company" shall be deemed to have occurred if (i) any "person," as such term is used in sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the "beneficial owner, " as such term is used in Rule 13d-3 issued under the Exchange Act, of securities of the Company representing 20% or



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more of the combined voting power of the Company's then outstanding securities or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least three-fourths thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          5.4. Reservation. Any adjustment provided for in this Section 5 shall be subject to any required shareholder action. No adjustment shall be made if such adjustment would result in a modification of an option (within the meaning of section 424 of the Code), or cause such option to fail to continue to qualify as an option granted under an employee stock purchase plan (within the meaning of section 423 of the Code).

                             SECTION 6. USE OF FUNDS

          6.1. Account. The Company will establish a stock purchase account for each participating employee who elects to purchase shares with respect to an Offering (an "Account"), to which all payroll deductions of that employee with respect to the Offering will be credited. No interest shall accrue or be payable on amounts in Account.

         6.2. Use. Amounts credited to all Accounts will be under the control of the Company, may be maintained or controlled as a single fund or account, and may be used for any corporate purpose.

         6.3. Compliance. If, in the opinion of counsel for the Company, any law or regulation prohibits the handling or use of all or any part of the funds in the manner contemplated by the Plan, the Company may deal with such funds in any lawful manner it may deem advisable, including the deposit of any such funds in individual bank accounts opened for employees.

                      SECTION 7. WITHDRAWAL AND TERMINATION

         7.1 Withdrawal. At least seven calendar days before the Exercise Date for an Offering, an employee may give written notice that his payroll deductions with respect to the Offering shall thereafter terminate and, as the case may be:

                  (a) terminate further payroll deductions and continue his election to purchase with respect to the number of shares that may be purchased, at the option price described in Section 3.2, with the amount then credited to his Account; or

                  (b) withdraw the entire amount in his Account and terminate his election to purchase shares.

Any such termination or withdrawal shall be irrevocable. A participant's withdrawal will not limit his eligibility to participate in any similar plan that may be adopted by the Company or in any subsequent Offering made under the Plan.



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         7.2 Termination of Employment. Upon termination of the participant's employment during an Offering Period for any reason, subject to Sections 8 (Death) and 10 (Retirement, Layoff or Authorized Leave of Absence), the payroll deductions credited to his account for such period will be returned to him or, in the case of his death, to his designated beneficiary pursuant to Section 9. However, the payroll deductions credited to the account of any participant whose employment is terminated during the calendar month ending on the Exercise Date shall not be returned but shall instead be used to purchase shares in accordance with Section 4.

                                SECTION 8. DEATH

         In the event of the death of an employee while an election by him to purchase shares with respect to an Offering is in effect, the designated beneficiary of such employee may, within 90 days after his death but not later than 7 calendar days preceding the Exercise Date with respect to such Offering, by written notice elect to either:

                       (a) continue the employee's election to purchase with respect to such number of shares as may be purchased, at the option price described in Section 3.2, with the amount then credited to the employee's Account, and make no further payments; or

                       (b) withdraw the entire amount in the employee's Account and terminate his election to purchase shares.

          In the event the designated beneficiary of such an employee shall fail to give notice within the prescribed period, the employee's election to purchase shares shall terminate and the amount then credited to the employee's Account shall be paid in cash to such designated beneficiary.

                      SECTION 9. DESIGNATION OF BENEFICIARY

         A participant may file a written designation of a beneficiary who is to receive any shares or cash to the participant's credit under the Plan in the event of the participant's death before, on or after the Exercise Date but prior to the delivery of shares and, if applicable, cash. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of identity and existence of the participant's death and of a beneficiary validly designated by him under the Plan, but subject to the election in Section 8, the Company shall deliver such shares or cash to the account of such beneficiary. Absent a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the account of the executor or administrator of the estate of the participant. No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the shares or cash credited to the participant under the Plan.

      SECTION 10. RETIREMENT, LAYOFF, STRIKE OR AUTHORIZED LEAVE OF ABSENCE

         10.1 Retirement. Should a participating employee retire before the Exercise Date of an Offering, he may continue his election to purchase shares by undertaking to make periodic cash payments in the amount of his payroll deductions previously authorized by him, regardless of



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whether the payroll deduction period has begun at the time of his retirement, as long as he retires after the Offering Date. (It is understood that no employee shall have the right to participate in an Offering if the employee retires before the Offering Date.)

         10.2 Layoff, Strike, or Authorized Leave of Absence. Payroll deductions will be suspended for any participating employee who is subject to a layoff, strike or authorized leave of absence without pay ("Other Events"). However, during an authorized leave of absence, if the employee elects, he can continue to make periodic payments in the amount of his payroll deduction during the period when he is not actively employed. If the employee returns to active employment with respect to any Other Event before the Exercise Date of the Offering, his payroll deductions will resume. However, an employee who does not elect to make periodic cash payments during any leave of absence will not have the right to make-up any deficiency in his account upon returning to active employment.

                          SECTION 11. NONASSIGNABILITY

          No option granted under the Plan shall be transferable by the employee otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. Any purported assignment or transfer, whether voluntary or by operation of law (other than by will or the laws of descent and distribution) shall have the effect of terminating such option and the related election to purchase shares thereunder.

                           SECTION 12. ADMINISTRATION

         12.1. Committee Administrator. The Plan shall be administered by the Committee at the Company's principal office in St. Louis, Missouri. The Committee is authorized to interpret the Plan and from time to time to adopt such rules and regulations, consistent with the provisions of the Plan, as may be deemed advisable to carry out the Plan. The decision of the Committee shall be final and binding for all purposes with respect to any question arising under the Plan.

          12.2. Policies and Procedures. Uniform policies shall be pursued in the administration of the Plan, and there shall be no discrimination among employees or groups of employees. The administration of the Plan shall include the authority, which shall be exercised without discrimination, to make exceptions (available on a uniform basis to all employees) to provisions of the Plan in the case of unusual circumstances where strict adherence to such provisions would work undue hardship. All eligible employees under the Plan shall have the same rights and privileges under the Plan with respect to the number of shares for which options may be granted as provided in Section 3.

                      SECTION 13. AMENDMENT OR TERMINATION

         The Board may at any time terminate or amend the Plan. No termination can affect options previously granted and no amendment can make any change in any option theretofore granted which would adversely affect the rights of any participant. No amendment can be made



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without the prior approval of the Company's shareholders if the amendment would require the sale of more shares than authorized under Section 5.

                              SECTION 14. HOLIDAYS

         In the event any date specified in the Plan falls on other than a business day of the Company at its principal office in St. Louis, Missouri, such date shall be deemed to refer to the next preceding business day.

                        SECTION 15. LIENS NOT AUTHORIZED

         There is no provision in the Plan, or in any contract in connection therewith, whereby any person has or may create a lien on any funds, securities or other property held under the Plan.

                        SECTION 16. SHAREHOLDER APPROVAL

         In the event this Plan has not been approved by the shareholders of the Company at the time any option is granted under this Plan, the option shall be subject to and contingent upon shareholder approval. If the shareholders fail to approve the plan, no options granted under the Plan will be available for exercise.



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